AMENDMENT TO

INVESTMENT MANAGEMENT AGREEMENT

This Amendment dated as of December 13, 2022, is to the Investment Management Agreement dated as of the 1st day of March 2008 as amended May 1, 2013 (the “Agreement”) by and between FRANKLIN ADVISERS, INC., a U.S. registered investment adviser and Delaware statutory trust (the “Trust”) on behalf of its series, FRANKLIN ADJUSTABLE U.S. GOVERNMENT SECURITIES FUND (the “Fund”), and FRANKLIN INVESTORS SECURITIES TRUST (the “Manager”).

WITNESSETH:

WHEREAS, both the Trust and the Manager wish to amend the Agreement; and

WHEREAS, the Board of Trustees approved a change to the name of the Fund from “Franklin Adjustable U.S. Government Securities Fund” to “Franklin Low Duration U.S. Government Securities Fund” on October 25, 2022.

            NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree that effective March 1, 2023, the Fund’s name is changed to “Franklin Low Duration U.S. Government Securities Fund.”

      IN WITNESS WHEREOF, this Amendment has been executed on behalf of each party as of the date set forth above.

FRANKLIN INVESTORS SECURITIES TRUST

By: /s/Steven J. Gray

                                        Steven J. Gray

                                        Vice President and Co-Secretary

                                        FRANKLIN ADVISERS, INC.

By: /s/ Edward D. Perks

Edward D. Perks

President